Exhibit 10.15d

GRANTOR TRUST AGREEMENT

UNDER THE

GLOBALSANTAFE PENSION EQUALIZATION PLAN

This AGREEMENT, effective the 30th day of December, 2005, by and between GLOBALSANTAFE CORPORATE SERVICES, INC. (“Company”), and VANGUARD FIDUCIARY TRUST COMPANY, a trust company incorporated under Chapter 10 of the Pennsylvania Banking Code (“Trustee”):

W I T N E S S E T H:

WHEREAS, the Company has adopted the GLOBALSANTAFE PENSION EQUALIZATION PLAN (the “Plan”); and

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan with respect to the eligible employees (“participants”) participating in such Plan; and

WHEREAS, Company has previously adopted and is currently maintaining the GlobalSantaFe Pension Equalization Trust for the purpose of holding assets accumulated under the Plan and providing for the investment and administration of such assets (the “Prior Trust”), in regard to which trust SEI Trust Company is currently serving as trustee; and

WHEREAS, Company has notified SEI Trust Company of its removal as trustee of the Prior Trust; and

WHEREAS, Company wishes to enter into a successor trust (hereinafter called “Trust”) with Trustee serving as the trustee thereunder and to contribute to the Trust assets that shall be held therein (including any assets transferred from the Prior Trust), subject to the claims of Company's creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as unfunded Plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1. Establishment of Trust.

(a) The Company hereby deposits with Trustee in trust $8,000,000.00 which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b) The Trust is irrevocable by Company. For purposes of this Trust, Change of Control means (i) any acquisition of more than fifty percent of the voting power of Company’s stock by any person or persons acting as a group for purposes of acquiring such stock, (ii) the occurrence of a change in the membership of the Board of Directors of Company during any consecutive two-year period, excluding changes due to death or disability, as a result of which individuals who were members of said Board at the beginning of such period no longer constitute a majority of said Board, (iii) shares becoming subject to delisting by the New York Stock Exchange or a successor exchange in respect of the number of publicly held shares or the number of stockholders holding one hundred shares or more, (iv) approval by the Board of Director of Company of the sale of all or substantially all of Company’s assets, or (v) approval by the Board of Directors of Company of any merger, consolidation, issuance of securities or purchase of assets which would result in an event described in (i), (ii) or (iii) above.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of Sections 671 through 678 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of insolvency, as defined in Section 3(a) herein.

(e) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

(f) Upon a Change of Control, Company shall, as soon as possible, but in no event longer than 30 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred.

SECTION 2. Payments to Plan Participants and Their Beneficiaries.

(a) Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment

Schedule. The Trustee shall make provision for the reporting and withholding of any federal or state taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient.

SECTION 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the President or any Vice President of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent,

Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time Trustee has determined that Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to subsection 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4. Payments to Company.

Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

SECTION 5. Investment Authority.

(a) Prior to a Change of Control, as provided in Section 10, and except as provided in Section 5(c) below, the Trustee shall invest the Trust assets in accordance with the written directions of the Company. Such written directions supplied to the Trustee shall include directions for exercising rights, privileges, options and elections pertaining to any assets of the Trust (including insurance contracts), and for borrowing from contracts or other borrowings by the Trustee. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants, except that voting rights with respect to Trust assets will be exercised by Company.

(b) Prior to a Change of Control, the Trustee shall act only as an administrative agent in carrying out directed investment transactions and shall not be responsible for investment decisions. The Trustee shall be fully protected in acting or complying with any investment objectives, guidelines, restrictions or directions provided in accordance with this Section 5.

(c) The Trust shall be invested by the Trustee among regulated investment companies which have been previously designated as investment fund alternatives by the Company (the “Investment Funds”). The Company shall notify the Trustee in writing of the selection of the Investment Funds and any changes thereto. The Trustee shall invest the Trust in accordance with the written directions of the Company or to the extent that such directions are not received for all or a portion of the Trust, in the Trustee’s discretion among any of the Investment Funds. The Trustee shall have no liability or responsibility for acting without question on the direction of the Company, or for the exercise of investment discretion in the absence of direction from the Company, unless such actions are contrary to the express provisions of this Trust Agreement or the result of the Trustee’s negligence, willful misconduct, lack of good faith or breach of its duties under this Agreement. The Company will indemnify the Trustee for liability to any party resulting from the Trustee acting without question on the direction of the Company, and for liability to any party resulting from the exercise of investment discretion in the absence of investment direction from the Company as to all or a portion of the Trust, unless such actions are contrary to the express provisions of this Trust Agreement or are the result of the Trustee’s negligence, willful misconduct, lack of good faith or breach of its duties under this Agreement.

(d) The Company may appoint one or more Investment Managers with respect to some or all of the assets of the Trust. Any such Investment Manager shall acknowledge to the Company in writing that it accepts such appointment. The Company shall provide the Trustee with a copy of the written agreement (and any amendments thereto) between the Company and the Investment Manager. By notifying the Trustee of the appointment of an Investment Manager, the Company shall be deemed to certify that such Investment Manager shall either (i) be a registered investment adviser under the Investment Advisers Act of 1940, (ii) be a bank, as defined in that Act or (iii) be an insurance company qualified to perform investment management services under the laws of more than one state. The authority of the Investment Manager shall continue until the Company rescinds the appointment or the Investment Manager has resigned.

The assets with respect to which a particular Investment Manager has been appointed shall be specified by the Company and shall be segregated in a separate account for the Investment Manager (the “Separate Account”) and the Investment Manager shall have the power to direct the Trustee in every aspect of the investment of the assets of the Separate Account. The Investment Manager shall be responsible for making any proxy voting or tender offer decisions with respect to securities held in the Separate Account and the Investment Manager shall maintain a record of the reasons for the manner in which it voted proxies or responded to tender offers. The Trustee shall not be liable for the acts or omissions of an Investment Manager and shall have no liability or responsibility for acting or not acting pursuant to the direction of, or failing to act in the absence of, any direction from an Investment Manager, unless the Trustee knows that by such action or failure to act it would be itself committing a breach of fiduciary duty or participating in a breach of fiduciary duty by such Investment Manager.

SECTION 6. Disposition of Income.

During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

SECTION 7. Accounting by Trustee.

The Trust’s fiscal year shall be the calendar year. The Plan Investment Committee shall have the right to examine during regular business hours Trustee’s books and records respecting the Trust Fund and at the Company’s own expense by giving Trustee 30 days prior written notice of its desire to inspect such books and records.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within one hundred and twenty (120) days following the close of each calendar year and within one hundred and twenty (120) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 8. Responsibility of Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner; Trustee may obtain payment from the Trust.

(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

(g) Unless resulting from the Trustee's negligence, willful misconduct, lack of good faith, or breach of its duties under this Agreement, the Company shall indemnify and save harmless the Trustee from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney's fees incident to any suit, action, investigation, claim or proceedings suffered, sustained, incurred or required to be paid by the Trustee in connection with the Plan or this Agreement. If Company does not pay such costs, expenses and liabilities for which it is liable hereunder in a reasonably timely manner; Trustee may obtain payment from the Trust.

(h) The Trustee shall indemnify and save harmless the Company from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney's fees incident to any suit, action, investigation, claim or proceedings suffered, sustained, incurred or required to be paid by the Company in connection with the Plan or this Agreement as a result of the Trustee’s negligence, willful misconduct, lack of good faith, or breach of its fiduciary duties under this Agreement.

SECTION 9. Compensation and Expenses of Trustee.

The Trustee shall be entitled to reasonable compensation for its services as set forth in Exhibit A. Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

SECTION 10. Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company, which shall be effective forty-five (45) days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company on thirty (30) days notice or upon shorter notice accepted by Trustee.

(c) Upon a Change of Control, as defined herein, Trustee may not be removed by the Company for a period of one (1) year.

(d) If Trustee resigns or is removed within one year of a Change of Control, as defined herein, Trustee shall select a successor trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee’s resignation or removal.

(e) Upon resignation or removal of Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(f) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11. Appointment of Successor.

(a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor trustee to evidence the transfer.

(b) If Trustee resigns or is removed pursuant to the provisions of section 10(d) hereof and selects a successor trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor trustee shall be effective when accepted in writing by the new trustee. The new trustee shall have all the rights and powers of the former trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor trustee to evidence the transfer.

(c) The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Section 7 and 8 hereof. The successor trustee shall not be responsible for and Company shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event or any condition existing at the time it becomes successor trustee.

SECTION 12. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or make the Trust revocable.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

(d) Sections 1(b), 10(d), 11(b), and 12(a) of this Agreement may not be amended by Company for one year following a Change of Control, as defined herein.

SECTION 13. Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.

ATTEST:	GLOBALSANTAFE CORPORATE SERVICES, INC.

Doug Freede	By:	/s/ Walter A. Baker
	Title:	Vice President

ATTEST:	VANGUARD FIDUCIARY TRUST COMPANY

Courtney Morrow	By:	/s/ Dennis Simmons
	Title:	Principal

Exhibit A – Vanguard Defined Benefit Trustee Fees

A reasonable annualized fee for providing trustee and advisory services under this Agreement shall be assessed monthly and paid from the Plan’s assets. The amount of the annualized fee is based on the schedule below and shall be applied to the balance of the Fund as of the end of each month. The Trustee may revise the fee once each calendar year after giving 90 days prior written notice to the Company. The Trustee also reserves the right to revise the fee if the assumptions upon which the fee is based, as described below, materially change, after giving 90 days prior written notice to the Company. If the Company does not object in writing within 90 days after receiving written notice of a fee change, the fee shall be revised prospectively from the end of the 90-day period in accordance with such written notice provided by the Trustee. If the Company does object within 90 days after receiving written notice of a fee change, the fee change shall not be effective unless and until the parties agree otherwise.

Assumptions:
Total Assets	$249 million
Assets in Vanguard Funds	$249 million
Non-Vanguard Fund Assets	$0
Type of Shares	Investor
Number of Plan	4

As referenced in Section 9 of the Agreement, Vanguard’s annual fees for trustee and advisory services as of December 30, 2005 under the Agreement are in accordance with the following schedule:

Advisory and Trustee Pricing
Asset Level	Advisory & Trustee Fee
$0.00 to $10,000,000.00	0.16%
$10,000,000.01 to $20,000,000.00	0.12%
$20,000,000.01 to $50,000,000.00	0.08%
$50,000,000.01 to $100,000,000.00	0.04%
Over $100,000,000.01	0.03%

•	Minimum Fee $15,000.00

Accepted By:	/s/ Walter A. Baker

Date:	12/15/05